Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our reports dated November 23, 2015 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting and the senior securities table of Gladstone Capital Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

December 18, 2015